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                                                                    Exhibit (12)

                         THE McGRAW-HILL COMPANIES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                              Years Ended December 31
                                          ---------------------------------------------------------------
                                            1996         1995          1994          1993          1992
                                            ----         ----          ----          ----          ----
                                                             (In thousands of dollars)
Earnings
   Earnings from continuing operations
     before income tax expense,
     cumulative effect on
     prior years of changes in
     accounting in 1992, unusual
     charges in 1993 and 1996, and
     gain on exchange of Shepard's/
     McGraw-Hill in 1996
     (a)(b)(c)(d)                         $415,974    $ 382,126     $ 341,816     $ 293,243     $ 264,877
   Fixed charges                            77,563       90,382        83,219        75,930        81,724
   Capitalized interest                         --         (421)         (353)         (536)         (836)
                                          --------    ---------     ---------     ---------     ---------
     Total Earnings                       $493,537    $ 472,087     $ 424,682     $ 368,637     $ 345,765
                                          ========    =========     =========     =========     =========

   Earnings from continuing operations
     before income tax expense and
     cumulative effect on prior years
     of changes in accounting in
     1992 (c)(d)                          $809,705    $ 382,126     $ 341,816     $  63,443     $ 264,877
   Fixed charges                            77,563       90,382        83,219        75,930        81,724
   Capitalized interest                         --         (421)         (353)         (536)         (836)
                                          --------    ---------     ---------     ---------     ---------
     Total Earnings                       $887,268    $ 472,087     $ 424,682     $ 138,837     $ 345,765
                                          ========    =========     =========     =========     =========

   Fixed Charges(c)
     Interest expense                     $ 51,347    $  63,832     $  55,650     $  46,998     $  49,935
     Portion of rental payments
      deemed to be interest                 26,216       26,550        27,569        28,932        31,789
                                          --------    ---------     ---------     ---------     ---------
     Total Fixed Charges                  $ 77,563    $  90,382     $  83,219     $  75,930     $  81,724
                                          ========    =========     =========     =========     =========

   Ratio of Earnings to Fixed charges:
     Before unusual charges, gain on
      exchange of Shepard's/McGraw-
      Hill and cumulative adjustment           6.4x         5.2x          5.1x          4.9x          4.2x

     After unusual charges, gain on
      exchange of Shepard's/McGraw-
      Hill but before cumulative
      adjustment                              11.4x         5.2x          5.1x          1.8x          4.2x

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(a)      On October 15, 1996, the company completed the exchange of its
         Shepard's/ McGraw-Hill legal publishing unit for the Times Mirror Higher Education Group. The exchange resulted in a pre-tax gain of $418.7 million and a one- time charge of $25 million for costs of integrating the company's College division with the acquired higher education business.




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(b)      Unusual charges in 1993 totaled $229.8 million before taxes in connection with the purchase of the remaining 50% interest in the Macmillan/McGraw-Hill School Publishing Company previously owned by Macmillan for $337.5 million in cash. The unusual charges consisted of $199.8 million primarily to adjust the company's original investment to values established in the purchase transaction. The charge was allocated primarily to goodwill and intangibles. The company also recorded a provision of $30 million relating to the consolidation of certain functions of Macmillan/McGraw-Hill and the company's book publishing operations.

(c) For purposes of computing the ratio of earnings to fixed charges, "earnings from continuing operations before income taxes" excludes undistributed equity in income of less than 50%-owned companies. "Fixed charges" consist of (1) interest on debt and capital leases, (2) the portion of the company's rental expense deemed representative of the interest factor in rental expense, and (3) the company's proportionate share of such fixed charges of the Macmillan/McGraw-Hill joint venture through September 30, 1993. Effective October 1, 1993, Macmillan/McGraw-Hill's results are consolidated in the company's results.

(d) The cumulative adjustment in 1992 reflects the adoption of FAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", $183.5 million pretax, and FAS 112, "Employers' Accounting for Postemployment Benefits", $25.3 million pretax.




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